Exhibit 99.1

Tesla Motors – Third Quarter 2015 Shareholder Letter

•    Model X launch & start of deliveries

•    Autopilot released to 40,000 vehicles globally, over the air

•    Produced a record 13,091 vehicles, despite one week shut down

•    Delivered a record 11,603 new vehicles

•    Gigafactory construction and production ahead of schedule

•    Model 3 unveiling planned for late March 2016

November 3, 2015

Dear Fellow Shareholders:

Vehicle electrification and autonomous driving are crucial to sustainable and safe personal transportation; plus these technologies make driving more enjoyable. Recently, Tesla introduced two new groundbreaking innovations that advance driving on these fronts.

In September, we launched our third vehicle, Model X, featuring a combination of safety, performance and convenience that is unmatched by any other sport utility vehicle (SUV). Model X demonstrates that any vehicle type can be successfully electrified, even a large SUV that seats seven adults, carries all their gear and can tow up to 5,000 lbs. With such a comprehensive mix of best-in-class capabilities Model X also proves, just as Model S does, that electric drive leads to better vehicles.

We also recently released a vehicle software update that delivers a range of new Autopilot features. These features relieve drivers of the most tedious and potentially dangerous aspects of road travel. As a beta release, Autopilot is designed to improve over time, and marks an important step toward a future of autonomous driving.

Such innovations define new frontiers for the automotive industry, but more importantly, they improve personal transportation for everyone.

Model X and Autopilot Expand Demand

In Q3, global Model S orders increased by more than 50% from a year ago, and grew at a faster pace in North America, Europe and Asia, than during Q2. In China, our newest major market, Q3 Model S orders increased substantially from Q2, due in part to the opening of two new retail locations. We expect order growth in China to remain strong with more store openings and the recent policy changes in Beijing and other major cities that allow buyers of Tesla vehicles to bypass license plate restrictions.

Our customers and reservation holders are enthusiastically embracing the new features of Model X. In addition to the unique falcon wing doors that improve vehicle access and a panoramic windshield that transforms the interior of the cabin, our internal crash testing shows that Model X should receive the best ever safety ratings for an SUV. Model X also has ludicrously fast acceleration and hospital-grade cabin air quality - all in a vehicle with an estimated EPA single charge range of up to 257 miles for the 90kWh pack option. Consequently, Model X Signature Series reservation holders are converting to firm production orders at a much higher rate than we witnessed with Model S.	Model X – World’s First EV with Towing Capability

Hangzhou, China Store

Since the Model X launch event, order rates have accelerated for both Model S and Model X. Although it is too early to draw firm conclusions, this supports our belief that Model X expands the market for Tesla vehicles, with little to no cannibalization of Model S.

Version 7.0 software released over the air in October has delivered a significant visual update to the digital displays of the entire Model S fleet. The release also enabled Autopilot on about 40,000 Model S and Model X vehicles globally, giving these cars the ability to steer within a lane, change lanes with a tap of a turn signal and parallel park autonomously. Autopilot also reduces front and side collision risk and helps keep the car on the road should the driver become distracted.

Thousands of Autopilot-equipped Tesla vehicles are gathering over one million miles of driving data per day. We then analyze this data and feed it back to the fleet to continually improve our customers’ driving experiences. Autopilot is so advanced and unique that test drive requests from prospective customers have increased significantly since its introduction. To manage this volume of requests efficiently, consumers can now schedule their own test drives online, representing another industry-first by Tesla.

Tesla Energy Production Begins at the Gigafactory

We began production of Tesla Energy products in Q3 at our Fremont factory, with a long-term plan to shift production to the Gigafactory. Faced with growing demand for Powerpacks and Powerwalls, we have accelerated our plans to expand manufacturing capacity. In early Q4 we relocated production from Fremont to an automated assembly line at the Gigafactory. This positions us for strong growth in 2016, but the Gigafactory pull-ahead will push some Tesla Energy Q4 production and deliveries into Q1.

We are seeing very strong demand for Tesla Energy products globally, and particularly in Australia, Germany and South Africa. To respond to these opportunities, we are growing our worldwide Tesla Energy sales team and are continuing to sign new business partnerships with utilities and energy companies. There is also an exciting market opportunity for us in India with strong government alignment that we look forward to growing in 2016. Recent changes to feed-in tariff structures in Hawaii also create a large new storage market in that state.

We have also accelerated plans to begin cell production for Tesla Energy products at the Gigafactory by the end of 2016. This is several quarters ahead of our initial plan.

In conjunction with development of the Gigafactory, we recently signed two conditional purchase orders for lithium hydroxide in order to promote sourcing of this commodity at lower cost and with reduced environmental impact. We are planning on establishing further supplier arrangements with the intent of having a robust, flexible and cost effective supply chain in place for our long-term needs.

Gigafactory – Reno, Nevada

Q3 Results

Total Q3 non-GAAP revenue was $1.24 billion for the quarter, up nearly 33% from a year ago, while GAAP revenue was $937 million. Total Q3 gross margin was 25.1% on a non-GAAP basis and 24.7% on a GAAP basis.

Automotive revenue was $1.16 billion on a non-GAAP basis, and comprises GAAP Automotive revenue of $853 million plus a net increase of $307 million in deferred revenue as a result of lease accounting. Leasing was more popular in North America during Q3, but the percentage of Tesla direct leasing declined as our leasing partner absorbed more than the sequential increase in leases. Tesla directly leased 494 cars to customers in Q3, worth $45 million of aggregate transaction value.

Q3 Automotive gross margin excluding $39 million of ZEV credit revenue was 23.7% on a non-GAAP basis and 22.8% on a GAAP basis, in line with our expectations. As anticipated, the average selling price of Model S declined slightly with the first full quarter of deliveries of our lower priced 70 kWh variants of Model S. Our warranty reserves were generally in line with the prior quarter, based on our analysis of projected warranty costs.

In Q3, we exceeded our plan by producing 13,091 vehicles, including our first Model X vehicles, despite a one-week shut down to expand manufacturing capacity. During the factory shut down, we retooled our final assembly line to increase throughput by over 35%, completed and commissioned our new paint shop, enabled new stamping equipment and launched Model X on its own new robotic body line.

During the quarter, we delivered 11,603 vehicles, slightly above the number estimated in our October announcement. To support higher Q4 deliveries, we increased vehicles in transit resulting in higher finished goods inventory at the end of Q3. However, the number of “delivery days” in transit based on our Q4 deliveries outlook remained flat compared to the prior quarter at about one month. Consistent with our past reporting, finished goods inventory also includes cars currently used in marketing and as service loaners that will eventually be sold, trade-in Tesla cars and in-transit units of Daimler powertrains and Tesla Energy products.

Model X Bodies in Production

Q3 Services and Other revenue was $84 million, up 62% from a year ago. This includes $33 million of pre-owned Model S sales. The number of pre-owned Tesla vehicles that we sold in Q3 exceeded the number of customer trade-ins that we received, leading to a 17% sequential reduction in trade-in unit inventory. Q3 Services and Other gross margin increased sequentially to 9.1%.

Our operating expenses in Q3 were $363 million on a non-GAAP basis, up 5% from Q2. Research and development expenses declined sequentially as Model X development work diminished during the quarter. GAAP operating expenses were $415 million and include $52 million of non-cash stock based compensation. Stock based compensation increased sequentially as it became highly probable that we will achieve certain operational milestones in the near-future and because of grants to new employees.

Our Q3 non-GAAP net loss was $75 million, or a loss of $0.58 per basic share based on 129 million basic shares, while our Q3 GAAP net loss was $230 million or a loss of $1.78 per basic share. Both figures include a $15 million loss, or almost $0.12 per basic share, related mostly to unrealized losses from revaluation of our foreign currency holdings and finished goods inventory held by our foreign entities. Q3 weakness in the Norwegian krone, Canadian dollar and Chinese yuan had the largest impacts.

Cash and cash equivalents were $1.4 billion at the end of the quarter, up $275 million sequentially, as a result of our equity offering that raised $739 million net of fees. This was offset by capital expenditures of $392 million and the repayment of the entire $50 million drawn against our asset based credit line in Q3. Capital expenditures were primarily for the capacity expansion and tooling associated with Model X, as well as for the construction of the Gigafactory.

Our GAAP cash outflow from operations during the quarter was $203 million, but this does not include $163 million in cash inflows from vehicle sales to our bank leasing partners. Furthermore, $31 million of cash was consumed by our direct leasing business funded by Tesla, and is included in cash flow from operations. Adjusting for the impact of our leasing and financing business, our core business was almost breakeven on cash generated in Q3 prior to capital expenditures.

Outlook

In Q4, we plan to build 15,000 to 17,000 vehicles, and deliver 17,000 to 19,000 vehicles, which will result in 50,000 to 52,000 total deliveries for the year.

Model S production and deliveries are on track to achieve our initial Q4 plan. The primary limiting factor to higher Q4 deliveries is the near term ramp of Model X production, with the biggest constraint being the supply of components related to the second row monopost seats. To eliminate these supply constraints and achieve a better overall outcome, we have brought manufacturing of these seats in-house. In addition we, and some of our other Model X suppliers, are still ramping up and fine-tuning production. These factors add uncertainty to our build plans during Q4, but we feel emphasizing quality is the right decision for our customers.

We expect that Model X will achieve steady state production capacity during Q1 as we do not foresee any significant production, design or supply chain constraints that will impact this plan. Looking ahead, we still remain highly confident of average production and deliveries of 1,600 to 1,800 vehicles per week for Model S and Model X combined during 2016.

We expect our average vehicle sales price to increase slightly in Q4 with more deliveries of highly optioned Model X vehicles. We expect Q4 Model S gross margin to improve sequentially, but initial Model X launch expenses and higher overhead and depreciation allocations will temporarily elevate total production costs in Q4. As a result, we expect non-GAAP Automotive gross margin to decline slightly from Q3. After Model X production stabilizes in Q1 2016, we expect Model X gross margin to improve rapidly and become comparable to Model S gross margin over the next several quarters, even as we launch a lower priced version of Model X with a smaller battery pack during 2016. Finally, we expect gross margin in Services and Other to remain positive, but to vary within a relatively wide band given the diversity of businesses reflected in this measure.

In Q4, we expect to directly lease about the same percentage of cars that we did in Q3. As always, we will use lease accounting for these cars even in our non-GAAP financial results, as such treatment is consistent with the cash collected on these transactions. We do not expect to sell any ZEV credits in Q4.

During the next several quarters, operating leverage should improve with revenue and gross profit both growing faster than operating expenses. Operating expenses should increase slightly in Q4, but reflect a further decline in Model X development expenses, offset by increased costs related to expanding our global sales capability and developing Model 3. We are on track to unveil Model 3 in late March 2016.

We plan to invest about $500 million in Q4, which will bring the projected total capital expenditures for this year to about $1.7 billion. The increase in spending is primarily due to accelerated investments in the Gigafactory, further vertical integration of seat assembly and other manufacturing activities, as well as faster milestone execution by certain suppliers for Model X manufacturing equipment and tooling.

Our customers drove their cars almost 250 million miles this quarter, for a total of nearly 1.5 billion miles to date. We are looking forward to the day when we can tell you how far our cars have driven our customers, and to the introduction of many more innovative products manufactured and sold globally.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its third quarter 2015 financial results conference call beginning at 2:30 p.m. PT on November 3, 2015, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in “Outlook” section; statements relating to the progress Tesla is making with respect to product development, including future Autopilot features and functionality and Model X development and delivery plans; statements regarding growth in the number of Tesla store, service center and Supercharger locations; statements relating to the production and delivery timing of Tesla Energy products, as well as future products such as Model 3; growth in demand and orders for Tesla vehicles such as Model X, and the catalysts for that growth; the ability to achieve vehicle demand, volume, production, delivery, revenue, leasing, average sales price, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans; and Tesla Gigafactory timing, plans and output expectations, including those related to battery module and pack production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production and delivery of Model S and Model X vehicles, and production and delivery of Model 3 vehicles; Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; adverse foreign exchange movements; any failures by Tesla vehicles to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on August 7, 2015. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Khobi Brooklyn
Investor Relations – Tesla	Communications – Tesla
ir@teslamotors.com	press@teslamotors.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Revenues
Automotive (1A)	$852,555	$878,090	$799,915	$2,623,965	$2,116,616
Services and other	84,234	76,886	51,889	207,680	125,079

Total revenues	936,789	954,976	851,804	2,831,645	2,241,695

Cost of revenues
Automotive (1B)	628,729	666,386	552,987	1,926,860	1,509,052
Services and other	76,564	75,220	46,966	199,846	112,669

Total cost of revenues (2)	705,293	741,606	599,953	2,126,706	1,621,721

Gross profit	231,496	213,370	251,851	704,939	619,974
Operating expenses
Research and development (2)	178,791	181,712	135,873	527,657	325,135
Selling, general and administrative (2)	236,367	201,846	155,107	633,578	406,690

Total operating expenses	415,158	383,558	290,980	1,161,235	731,825

Loss from operations	(183,662)	(170,188)	(39,129)	(456,296)	(111,851)
Interest income	327	247	300	758	907
Interest expense	(29,308)	(24,352)	(29,062)	(80,234)	(72,183)
Other income (expense), net	(15,431)	13,233	(3,090)	(24,503)	2,401

Loss before income taxes	(228,074)	(181,060)	(70,981)	(560,275)	(180,726)
Provision for income taxes	1,784	3,167	3,727	7,991	5,685

Net loss	$(229,858)	$(184,227)	$(74,708)	$(568,266)	$(186,411)

Net loss per common share, basic and diluted	$(1.78)	$(1.45)	$(0.60)	$(4.47)	$(1.50)

Shares used in per share calculation, basic and diluted	129,006	126,689	124,911	127,225	124,217

Notes:

(1)	Due to the application of lease accounting for Model S vehicles with the resale value guarantee or similar buy-back terms, the following is supplemental information for the periods presented:

(A) Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$307,048	$242,147	$80,544	$712,871	$261,212

(B) Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$221,268	$174,242	$63,981	$509,333	$202,476

The table above excludes assumed net warranty and stock based compensation amounts included in non-GAAP cost of sales.

(2)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$3,828	$4,820	$5,383	$13,249	$12,401
Research and development	24,153	19,912	16,639	63,857	45,006
Selling, general and administrative	28,052	18,603	17,136	65,288	54,572

Total stock-based compensation expense	$56,033	$43,335	$39,158	$142,394	$111,979

Classification of Revenues and Costs of Revenues

Our income statement reflects the classifications of revenues and costs of revenues to segregate our new vehicle business from our other business activities. “Automotive” revenue and related costs now reflect activities related to the sale or lease of new vehicles including regulatory credits, data connectivity, Autopilot functionality and Supercharging. “Services and other” revenues and related costs include activities such as powertrain sales, service revenue, Tesla Energy and pre-owned Tesla vehicle sales.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	Sept 30,	Dec 31,
	2015	2014
Assets
Cash and cash equivalents	$1,426,036	$1,905,713
Restricted cash and marketable securities - current	25,223	17,947
Accounts receivable	119,964	226,604
Inventory	1,293,717	953,675
Prepaid expenses and other current assets	133,855	94,718
Operating lease vehicles, net (1)	1,360,725	766,744
Property and equipment, net	3,103,811	1,829,267
Restricted cash - noncurrent	26,355	11,374
Other assets	57,811	43,209

Total assets	$7,547,497	$5,849,251

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$1,284,300	$1,046,830
Deferred revenue (2)	710,378	483,922
Customer deposits	269,545	257,587
Capital lease obligations	28,033	21,799
Long-term debt	2,605,170	2,408,084
Other long-term liabilities (3)	1,289,234	661,123

Total liabilities	6,186,660	4,879,345
Mezzanine equity (4)	46,181	58,196
Stockholders’ equity	1,314,656	911,710

Total liabilities and stockholders’ equity	$7,547,497	$5,849,251

Notes:

(1)	Includes the following increase in operating lease vehicles related to deliveries of Model S and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Resale value guarantee program (and other vehicles with similar buy-back terms)
Beginning balance	$689,689	$376,979
First quarter	103,022	69,743
Second quarter	170,025	68,752
Third quarter	215,337	63,981
Fourth quarter		110,234

Ending balance	$1,178,073	$689,689

Model S leasing program
Beginning balance	$81,636	$—
First quarter	35,687	—
Second quarter	39,587	11,214
Third quarter	25,162	23,824
Fourth quarter		46,598

Ending balance	$182,072	$81,636

(2)	Includes the following increase in deferred revenue related to deliveries of Model S with the resale value guarantee and similar programs and subject to lease accounting, net of revenue amortized to automotive sales, for the following periods:

Beginning balance	$376,471	$227,868
First quarter	45,334	38,188
Second quarter	60,767	33,586
Third quarter	67,522	27,993
Fourth quarter		48,836

Ending balance	$550,094	$376,471

(3)    Includes the following increase in other liabilities related to deliveries of Model S with the resale value guarantee and similar programs and subject to lease accounting for the following periods:

Beginning balance	$487,879	$236,298
First quarter	118,341	54,318
Second quarter	186,957	54,575
Third quarter	245,133	52,551
Fourth quarter		90,137

Ending balance	$1,038,310	$487,879

(4)	Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the fourth quarter of 2015. As such, the carrying value of the 2018 Notes was classified as a current liability as of September 30, 2015 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of September 30, 2015.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Selected Cash Flow Information
Cash flows provided by (used in) operating activities (1)	$(203,340)	$(159,516)	$(27,996)	$(494,650)	$29,065
Cash flows used in investing activities	(404,090)	(422,837)	(291,643)	(1,259,271)	(618,213)
Cash flows provided by financing activities	893,978	218,351	33,755	1,298,485	2,131,805

Other Selected Financial Information
Cash flows provided by (used in) operating activities (1)	$(203,340)	$(159,516)	$(27,996)	$(494,650)	$29,065
Capital expenditures	(392,403)	(405,165)	(284,175)	(1,223,628)	(601,224)

Free cash flow (cash flow from operations plus capital expenditures) (1)	$(595,743)	$(564,681)	$(312,171)	$(1,718,278)	$(572,159)

Depreciation and amortization	$110,366	$91,389	$64,972	$278,867	$163,955

	Sept 30, 2015	June 30, 2015	Sept 30, 2014
Cash and Investments
Cash and cash equivalents	$1,426,036	$1,150,673	$2,370,735
Restricted cash and marketable securities - current	25,223	20,591	17,331
Restricted cash - noncurrent	26,355	19,774	9,090

(1)	During the three months ended June 30, 2014, we began separately presenting the effect of exchange rate changes on our cash and cash equivalents in our condensed consolidated statement of cash flows due to our growing operations in foreign currency environments. Prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Model S Direct Leasing Program Information

(in thousands, except for vehicle deliveries)

	Three Months Ended			Nine Months Ended
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Vehicles delivered	494	631	347	1,718	505
Average per unit price of vehicles delivered	$91	$100	$99	$100	$100

Aggregate value of vehicles delivered (1)	$44,804	$63,127	$34,490	$171,290	$50,536

Direct leasing revenue recognized	$11,514	$9,228	$1,117	$27,211	$1,287

(1)	Aggregate value is the product of multiplying vehicles delivered by the average per unit price of vehicles delivered

Non-GAAP Financial Information

This letter includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP measures align the recognition of revenues and costs related to a vehicle sale with the time when the customer take delivery of the car and cash is received or owed to us. This contrasts with the approach of other automotive manufacturers who under GAAP accounting recognize revenue when the vehicle is sold into dealership inventory rather than to end customers, even though in the case of a captive finance lease they may not collect cash for several years on a consolidated basis.

Our non-GAAP revenue and gross profit is determined by adding back the deferred revenue and related costs for cars sold with resale value guarantee and where we have collected, or will collect from a bank intermediary in a matter of days, the purchase price of the car in cash. For cars leased directly by Tesla, we recognize lease revenue and related costs over the lease term and the same way for both GAAP and non-GAAP purposes. Our non-GAAP expense and per share information also exclude non-cash interest expense and stock-based compensation.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Net loss (GAAP)	$(229,858)	$(184,227)	$(74,708)	$(568,266)	$(186,411)
Stock-based compensation expense	56,033	43,335	39,158	142,393	$111,979
Non-cash interest expense related to convertible notes and other borrowing	21,850	18,171	22,160	59,531	$54,192

Net loss (Non-GAAP) including lease accounting	(151,975)	(122,721)	(13,390)	(366,341)	(20,240)

Model S gross profit deferred due to lease accounting (1)(2)	77,022	61,907	16,564	185,325	56,555

Net income (loss) (Non-GAAP)	$(74,953)	$(60,814)	$3,174	$(181,016)	$36,315

Net loss per share, basic (GAAP)	$(1.78)	$(1.45)	$(0.60)	$(4.47)	$(1.50)
Stock-based compensation expense	0.43	0.34	0.31	1.12	0.90
Non-cash interest expense related to convertible notes and other borrowing	0.17	0.14	0.18	0.47	0.44
Model S gross profit deferred due to lease accounting (1)(2)	0.60	0.49	0.13	1.46	0.46

Net income (loss) per share, basic (Non-GAAP)	$(0.58)	$(0.48)	$0.02	$(1.42)	$0.30

Shares used in per share calculation, basic (GAAP and Non-GAAP)	129,006	126,689	124,911	127,225	124,217

Net loss per share, diluted (GAAP)	$(1.78)	$(1.45)	$(0.52)	$(4.47)	$(1.32)
Stock-based compensation expense	0.43	0.34	0.27	1.12	0.79
Non-cash interest expense related to convertible notes and other borrowing	0.17	0.14	0.15	0.47	0.39

Net loss (Non-GAAP) including lease accounting	(1.18)	(0.97)	(0.10)	(2.88)	(0.14)

Model S gross profit deferred due to lease accounting (1)(2)	0.60	0.49	0.12	1.46	0.40

Net income (loss) per share, diluted (Non-GAAP)	$(0.58)	$(0.48)	$0.02	$(1.42)	$0.26

Shares used in per share calculation, diluted (Non-GAAP)	129,006	126,689	142,747	127,225	141,406

(1)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

(2)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $12.7 million, $10.2 million and $3.6 million is included for the three months ended September 30, 2015 ,June 30, 2015, and September 30, 2014, respectively. For the nine months ended September 30, 2015 and 2014, an estimated incremental warranty reserve of $29.7 million and $9.1 million is included, respectively. Additionally, stock-based compensation of $2.4 million, $2.3 million and $1.0 million is excluded for non-GAAP purposes for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively. For the nine months ended September 30, 2015 and 2014, stock-based compensation of $6.3 million and $2.4 million is excluded, respectively.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014
Revenues (GAAP)	$936,789	$954,976	$851,804	$2,831,647	$2,241,695
Model S revenue deferred due to lease accounting (1)	307,048	242,148	80,544	712,871	261,212

Revenues (Non-GAAP)	$1,243,837	$1,197,124	$932,348	$3,544,518	$2,502,907

Gross profit (GAAP)	$231,496	$213,370	$251,851	$704,939	$619,974
Model S gross profit deferred due to lease accounting (1)(2)	77,022	61,907	16,564	185,325	56,555
Stock-based compensation expense	3,828	4,820	5,383	13,249	12,401

Gross profit (Non-GAAP)	$312,346	$280,097	$273,798	$903,513	$688,930

Research and development expenses (GAAP)	$178,791	$181,712	$135,873	$527,657	$325,135
Stock-based compensation expense	(24,153)	(19,912)	(16,639)	(63,857)	(45,006)

Research and development expenses (Non-GAAP)	$154,638	$161,800	$119,234	$463,800	$280,129

Selling, general and administrative expenses (GAAP)	$236,367	$201,846	$155,107	$633,578	$406,690
Stock-based compensation expense	(28,052)	(18,603)	(17,136)	(65,288)	(54,572)

Selling, general and administrative expenses (Non-GAAP)	$208,315	$183,243	$137,971	$568,290	$352,118

(1)	Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

(2)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $12.7 million, $10.2 million and $3.6 million is included for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively. For the nine months ended September 30, 2015 and 2014, an estimated incremental warranty reserve of $29.7 million and $9.1 million is included, respectively. Additionally, stock-based compensation of $2.4 million, $2.3 million and $1.0 million is excluded for non-GAAP purposes for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively. For the nine months ended September 30, 2015 and 2014, stock-based compensation of $6.3 million and $2.4 million is excluded, respectively.